Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542

Investor Contact: Darrow Associates tel 516.419.9915 pseltzberg@darrowir.com	Company Contact: Daniel Bernstein President ir@belf.com

Bel Provides Fourth Quarter 2018 Update

JERSEY CITY, NJ [January 15, 2019] Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB), a leading global manufacturer of products that power, protect and connect electronic circuits, today announced preliminary updates related to the fourth quarter of 2018.

Net Sales and Backlog

The Company anticipates reporting net sales of approximately $143 million for the fourth quarter of 2018, up 19% from the same quarter of 2017.  This is expected to result in full year 2018 sales of approximately $548 million, compared to $492 million for 2017. Fourth quarter 2018 bookings (orders received) continued to have year-over-year improvement over the 2017 period, bringing annual bookings for 2018 to approximately $578 million as compared to $516 million in 2017. The Company's backlog of orders was $171.2 million at December 31, 2018, up 17% from $146.5 million at December 31, 2017.

The Company expects to report its preliminary financial results for the fourth quarter and full year 2018 on February 21, 2019.

Forward-Looking Statements

Non-historical information contained in this press release (such as the statements regarding the anticipated net sales for the fourth quarter of 2018 and bookings for 2018) are forward-looking statements (as described under the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. Actual results could differ materially from Bel's projections. Among the factors that could cause actual results to differ materially from such statements are the difficulties associated with compiling year-end data from entities throughout the world and the difficulties associated with assuring that all data has been calculated accurately.  Among the factors that could cause our projections in general to vary from previously released results are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; difficulties associated with integrating recently acquired companies; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties impacting our business, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward looking statements.

Website Information

We routinely post important information for investors on our website, www.belfuse.com, in the "Investor Relations" section. We use our website as a means of disclosing material, otherwise non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

About Bel

Bel (www.belfuse.com) designs, manufactures and markets a broad array of products that power, protect and connect electronic circuits.  These products are primarily used in the networking, telecommunications, computing, military, aerospace, transportation and broadcasting industries.  Bel's product groups include Magnetic Solutions (integrated connector modules, power transformers, power inductors and discrete components), Power Solutions and Protection (front-end, board-mount and industrial power products, module products and circuit protection), and Connectivity Solutions (expanded beam fiber optic, copper-based, RF and RJ connectors and cable assemblies).  The Company operates facilities around the world.

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